Exhibit 99.1

CHARLOTTE RUSSE

COMMENTS ON LEASE ACCOUNTING PRACTICES

SAN DIEGO, California, March 3, 2005 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC) announced today that as a result of recent SEC guidance regarding lease accounting principles it has reviewed its lease accounting practices. The clarification by the SEC’s Chief Accountant has led numerous retailers to announce adjustments to and restatements of previously issued audited financial statements.

Similar to most other retail companies, Charlotte Russe has consistently applied landlord-funded construction allowances as a reduction to leasehold improvements on its balance sheet and has consistently calculated deferred rent expense in accordance with the contractual lease commencement dates.

After consultation with its independent auditors, Ernst & Young, and its audit committee, the Company has determined that it will conform with the SEC’s Chief Accountant’s clarification and adjust its accounting for construction allowances to reflect the unamortized portion of construction allowances as a deferred rent credit rather than as a reduction to leasehold improvements. In addition, it will adjust deferred rent practices to impute a deemed rent expense during store construction periods prior to the lease commencement dates.

Charlotte Russe has not yet made a final determination of the adjustments to its previously issued audited financial statements; however, it expects to complete the review on or before announcing its second quarter of fiscal 2005 financial results on April 21, 2005. Based on a preliminary review, the impact of these changes in lease accounting practices does not significantly affect our investor guidance for the second quarter of fiscal 2005, given on January 20, 2005, and is expected to reduce fiscal 2005 full year financial results by approximately 1 cent per share.

The Company will file a Form 8-K reporting these restatements and will file the restated financial statements as amendments to its Form 10-K for the year ended September 25, 2004 and Form 10-Q for the quarter ended December 25, 2004, as soon as practical.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 14, 2004, and any amendments thereto.

CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe, 858-490-2430/